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                                                                   Exhibit 10.28

          [LETTERHEAD OF JAYHAWK ACCEPTANCE CORPORATION APPEARS HERE]




December 2, 1996



Mr. David C. Carrithers
1923 Meed Meadows
St. Louis, Missouri 63026


Dear David:

It is with pleasure that we provide you this offer of employment with Jayhawk Acceptance Corporation to serve as Vice President of Sales and Marketing. I feel that your acceptance today launches a new era for Jayhawk. The synergy resulting from your participation on the senior management team suggests dynamic results -- mutually rewarding for all of us, and for the business.

Your 12-month base salary will be $130,000, and is payable on the 15th and the last working day of each month. In addition to your base salary, you can earn a bonus based on Company and individual performance. Bonus awards will be made annually, beginning shortly after the completion of 1997. For the year ending December 31, 1997, your earned bonus would be a minimum of $45,000, of which $15,000 will be paid by June 30, 1997. Your minimum earned bonus for 1998 will be $30,0000./1/

On the date your employment commences, Jayhawk will grant you a seven year option to purchase 25,000 shares of Jayhawk Acceptance Corporation common stock under the Company's Employee Stock Option Plan. These options will be granted at the closing sale price of the stock on the grant date, as determined under the plan -vesting at a rate of 25% per year from your date of employment.

Jayhawk will also provide a relocation package/2/ of $30,000 for your move to the Dallas area. This package will cover house hunting trips, temporary housing and movement of household goods. The sum will be "grossed up," in order to avoid the payment of taxes on your part.

This letter is not an agreement to employ you for any particular period of time. However, if, during the first year of your employment, your employment is terminated by Jayhawk for any reason, other than cause,/3/ or if you are asked to take a reduction in wages, or your position is eliminated or significantly downgraded, you will receive 12 months' base salary. Furthermore, during the first 12 months of your employment by Jayhawk, if Jayhawk experiences a "change of control"/4/ which results in a material change to your job function, you will receive 12 months of your then current base salary. Should your employment be terminated as described

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[LOGO OF JAYHAWK APPEARS HERE]

Mr. David C. Carrithers
December 2, 1996
Page 2


above, the Company would maintain, upon the same terms offered to its employees, your health and welfare benefits for the same period as it is obligated to pay your base salary. Should your employment be terminated as a result of a "change of control" of the Company, all unvested stock options will vest immediately, in accordance with the terms of the Plans. In the event you are terminated for any reason other than as a result of a "change in control," all options would be treated in accordance with the terms of the stock plan under which they were granted.

Kindly return a signed copy of this letter, using the enclosed Federal Express package.

I am excited and happy about the successful future that your appointment suggests for all of us. Mike Smartt joins me and the management team of Jayhawk in welcoming you.

Sincerely,


/s/ Richard B. Hoffmann

Richard B. Hoffmann
President

/lb

                                              Accepted By: /s/ David Carrithers
                                                          ----------------------

                                              Date: Dec. 4, 1996
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                            Offer Letter Footnotes

1. 1998 minimum assumes that the Company hasn't adopted a formal incentive program to supersede it.

2. This sum to be refunded by you to the Company, should you leave Jayhawk's employ voluntarily, prior to your one year employment anniversary.

3. Termination for "cause" shall mean the Company's termination of your employment due to: (i) consistent and material violation of the Company's policies or procedures; (ii) material violation of any material law, rule or regulation; (iii) conduct involving moral turpitude or adverse to the public image of the Company; (iv) action in the aid of a competitor, vendor or supplier of the Company to the disadvantage of the Company; (v) material misrepresentation or false statements on any document provided to the Company in connection with your hiring or the commencement of your employment with the Company; (vi) misappropriation of funds or assets of the Company; (vii) willful refusal to perform your duties or to comply with the Company's direction or instructions.

4. A "change of control" will be deemed to occur if (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), of securities representing more than 25% of the combined voting power of the Company is acquired by a "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned, directly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any person who is the beneficial owner of 25% or more of the combined voting power of the Company as of the effective date of the Stock Option Plan), (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).